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                                                                    EXHIBIT 99.2



                                                                    NEWS RELEASE
MARINE DRILLING COMPANIES, INC.
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One Sugar Creek Center Blvd. - Suite 600
Sugar Land, Texas  77478-3556



                                                     DATE:  December 2, 1996
[MARINE DRILLING LOGO APPEARS HERE]               CONTACT:  William H. Flores
                                                    PHONE:  (281) 243-3000



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                MARINE DRILLING ANNOUNCES ACCIDENT ON MARINE 15

        SUGAR LAND, TEXAS (December 2, 1996) -- Marine Drilling Companies, Inc. (NSM-MDCO) today announced that the MARINE 15 was damaged as a result of a fire which occurred at approximately 9:00 p.m. CST on Wednesday, November 27. All personnel on the rig were safely evacuated. The Company believes that only four personnel sustained injuries, most of which were relatively minor, and that no pollution occurred as a result of the accident or rescue efforts.

        The fire on the rig was extinguished the next day and survey crews immediately commenced an examination of the resulting damages. At this time, the Company is preparing the rig to be moved to a shorebase for repairs. Initial reviews indicate that repairs to the rig will be substantially covered by insurance and can be completed within six months.

        The Company does not currently believe this accident will have any material adverse effect on the Company's results of operations due to the coverage available under the Company's business interruption insurance.

        Marine Drilling owns and operates fifteen drilling rigs located in the U.S. Gulf of Mexico, India, Southeast Asia and the Middle East. The Company's common stock is listed on the NASDAQ Stock Market under the symbol MDCO.

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